Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2013 Financial Results

NASSAU, THE BAHAMAS, July 31, 2013 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2013.

Steiner Leisure's revenues for the second quarter ended June 30, 2013 increased 5.2% to $207.7 million from $197.5 million during the comparable quarter in 2012. Net income for the second quarter was $12.3 million compared with $14.1 million for the same quarter in 2012.

Earnings per share for the second quarter ended June 30, 2013 was $0.83 per share, compared with $0.92 per share for the comparable quarter in 2012. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2013 increased 6.0% to $419.7 million from $396.0 million during the comparable six months in 2012. Net income for the six months ended June 30, 2013 was $25.0 million compared with $28.6 million for the same six months in 2012.

Earnings per share for the six months ended June 30, 2013 was $1.69 per share compared with $1.87 per share for the comparable six months in 2012. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 159 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 67 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 109 treatment centers (17 of which are operated by franchisees) across 29 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, August 1, 2013. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, August 1, 2013 (approximately 3 hours after the call takes place) until Thursday, August 8, 2013 at approximately 4:00 pm (ET). You may reach it by dialing (203) 369-3898 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Services	$145,000	$140,803	$296,312	$282,245
Products	62,653	56,678	123,355	113,769
Total revenues	207,653	197,481	419,667	396,014

Cost of Sales:
Cost of services	120,093	113,086	241,207	225,364
Cost of products	42,007	38,682	82,684	79,295
Total cost of sales	162,100	151,768	323,891	304,659
Gross profit	45,553	45,713	95,776	91,355

Operating Expenses:
Administrative	12,329	12,912	27,141	23,691
Salary and payroll taxes	18,285	15,790	37,922	32,925
Total operating expenses	30,614	28,702	65,063	56,616
Income from operations	14,939	17,011	30,713	34,739

Other Income (Expense):
Interest expense	(1,137)	(1,537)	(2,556)	(3,124)
Other income	159	92	303	338
Total other income (expense)	(978)	(1,445)	(2,253)	(2,786)

Income before provision for income taxes	13,961	15,566	28,460	31,953

Provision for income taxes	1,669	1,495	3,428	3,312

Net income	$12,292	$14,071	$25,032	$28,641

Income per share:
Basic	$0.84	$0.93	$1.71	$1.89
Diluted	$0.83	$0.92	$1.69	$1.87

Weighted average shares outstanding:
Basic	14,635	15,061	14,641	15,124
Diluted	14,808	15,274	14,783	15,326

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Average number of ships served[1]:	154	154	154	151
Spa	113	112	113	111
Non-Spa	41	42	41	40

Average total number of staff on ships served:	2,675	2,651	2,681	2,648
Spa	2,302	2,261	2,310	2,273
Non-Spa	373	390	371	375

Revenue per staff per day[2]:	$396	$408	$413	$413
Spa	$413	$431	$434	$436
Non-Spa	$288	$273	$283	$275

Average weekly revenues:	$48,053	$49,228	$50,431	$50,720
Spa	$58,853	$61,128	$62,099	$62,682
Non-Spa	$18,332	$17,659	$18,063	$17,891

Average number of land-based spas served [3]	68	70	68	69

Average weekly land-based spas revenues	$28,946	$29,577	$29,654	$30,184

Total schools revenues	$19,321,000	$19,549,000	$39,181,000	$40,679,000

Total wholesale and retail product revenues	$33,425,000	$29,650,000	$63,434,000	$58,961,000

Average number of Ideal Image locations [3,4]	87	65	83	63

Average weekly Ideal Image revenues [4]	$29,325	$27,425	$30,021	$26,409

Ideal Image revenues	$33,066,000	$23,056,000	$64,758,000	$43,029,000

Ideal Image cash revenues [5]	$44,326,000	$31,974,000	$83,285,000	$61,427,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.

5 This represents revenues on a cash basis for the entire periods.